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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934




                        Date of Report: January 16, 2001
                Date of Earliest Event Reported: January 11, 2001

                         Commission file number 1-10994




                        PHOENIX INVESTMENT PARTNERS, LTD.
             (Exact name of registrant as specified in its charter)





               DELAWARE                             95-4191764
       (State of Incorporation)        (I.R.S. Employer Identification No.)


      56 Prospect St., Hartford,
        Connecticut  06115-0480                   (860) 403-5000
(Address of principal executive offices)  (Registrant's telephone number)



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Item 1.  Change in Control of Registrant.

On January 11, 2001, Phoenix Investment Partners, Ltd. (Phoenix Investment Partners) shareholders approved a definitive Agreement and Plan of Merger (the "Merger Agreement") with Phoenix Home Life Mutual Insurance Company ("Phoenix Home Life") and Phoenix Home Life's wholly owned subsidiary PM Holdings, Inc. ("Phoenix Holdings"). Under the terms of the Merger Agreement, Phoenix Holdings acquired the remaining outstanding shares of Phoenix Investment Partners that Phoenix Holdings did not already own for $15.75 per share. Pursuant to the Merger Agreement, Phoenix Investment Partners merged with a newly-formed, wholly-owned subsidiary of Phoenix Holdings, "PMH Acquisition Co." (the "Merger"). As a result of the Merger, Phoenix Investment Partners has become a wholly owned subsidiary of Phoenix Holdings.

Additional information is set forth in Phoenix Investment Partners' press release, which is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7.  Financial Statements and Other Exhibits.

(c)   Exhibits.

           Exhibit No.  Description

             99.1       Press release dated January 11, 2001.




                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    Phoenix Investment Partners, Ltd.

January 16, 2001                     /s/ William R. Moyer
                                    -----------------------------
                                    William R. Moyer, Chief Financial Officer



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                                                             Exhibit 99.1

Thursday January 11, 2001, 14:10 EST

Company Press Release

Phoenix Completes Merger with Phoenix Investment Partners

HARTFORD, Conn.--(BUSINESS WIRE)-- Jan. 11, 2001 -- Phoenix Home Life Mutual Insurance Company (Phoenix) and Phoenix Investment Partners (PXP) today closed their merger transaction following receipt of PXP shareholder approval and the satisfaction of other conditions contained in the merger agreement announced September 11, 2000. As a result of the merger, PXP has become a wholly-owned subsidiary of Phoenix, and Phoenix will acquire all of the outstanding shares of PXP other than those owned by Phoenix, for $15.75 per share in cash. Prior to the merger, there were approximately 21.5 million shares of PXP outstanding and not owned by Phoenix, representing approximately 45 percent of the total outstanding PXP shares.

"We are pleased to start the new year with the completion of this agreement," said Robert W. Fiondella, chairman and chief executive officer of Phoenix. "Working in close collaboration with Phil McLoughlin and his team at PXP, Phoenix is now even better positioned to execute our wealth management strategy successfully. We are committed to maintaining Phoenix Investment Partners' highly effective investment management model that provides its money managers significant levels of investment autonomy."

Philip R. McLoughlin, chairman and chief executive officer of Phoenix Investment Partners, said, "As an integrated, yet independent, Phoenix company, we believe PXP's closer working relationship with Phoenix will create new growth opportunities for our investment business. We will enhance the existing money management services we offer, and expand our capabilities in new ways in support of Phoenix's wealth management strategy. We are already moving forward and are very pleased that this transaction is now complete."

Phoenix is a premier provider of wealth management products and services, distributed through a diverse group of experienced advisors and institutions to serve the accumulation, preservation and transfer needs of the high-net-worth and affluent market. Phoenix, with corporate offices in Hartford, Conn., was founded in 1851. For more information on Phoenix, visit www.phoenixwm.com.

Phoenix Investment Partners, Ltd. is a leading U.S. investment management company providing individuals and institutions with access to its eight boutique money managers and a full range of distinct investment disciplines and money management services. As of September 30, 2000, the company had $61.9 billion in assets under management, comprised of $32.8 billion in institutional assets and $29.1 billion in retail assets, including mutual funds and managed accounts. For more information on Phoenix Investment Partners, visit www.phoenixinvestments.com.

CONTACT:  Phoenix Home Life
          Jon Sandberg
          860-403-5066
          or
          Sharon Bray
          860-403-5748
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